------
FORM 3
------                                          U.S. SECURITIES AND EXCHANGE COMMISSION
                                                        WASHINGTON, DC 20549

                                       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES


          Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person(1)|2. Date of Event Requiring Statement            |5. Relationship of Reporting Person
                                          |   (Month/Day/Year)                             |      to Issuer (Check all applicable)
Anchor Bancorp Wisconsin Inc.             |    06-15-2001                                  |           Director     X  10% Owner
-------------------------------------------------------------------------------------------|     -----            -----
(Last)        (First)       (Middle)      |3. IRS Identification |4. Issuer Name and Ticker|           Officer (give title below)
                                          |   Number of          |   or Trading Symbol     |     -----
                                          |   Reporting Person,  |                         |           Other (specify below)
                                          |   if an Entity       |  Ledger Capital         |     -----
25 West Main Street                       |   (Voluntary)        |  Corp./"LEDG"           |
------------------------------------------|                      |-------------------------|----------------------------------------
               (Street)                   |                      |6. If Amendment, Date of |7. Individual or Joint/Group Filing
                                          | 39-1726871           |   Original              |   (Check applicable line)
                                          |                      |   (Month/Day/Year)      | X  Form Filed by One Reporting Person
                                          |                      |                         | --
 Madison         WI             53703     |                      |                         |    Form Filed by More Than One
------------------------------------------|------------------------------------------------| -- Reporting Person
(City)          (State)          (Zip)    |                                                |
                                          |                                                |
------------------------------------------------------------------------------------------------------------------------------------
                                      TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security              |  2. Amount of Securities  |  3. Ownership Form: |  4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                     |     Beneficially Owned    |     Direct (D) or   |     (Instr. 4)
                                  |     (Instr. 4)            |     Indirect (I)    |
                                  |                           |     (Instr. 5)      |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
                                  |                           |                     |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
                                  |                           |                     |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
                                  |                           |                     |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
                                  |                           |                     |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
                                  |                           |                     |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
                                  |                           |                     |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
                                  |                           |                     |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
                                  |                           |                     |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
                                  |                           |                     |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
                                  |                           |                     |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
                                  |                           |                     |
------------------------------------------------------------------------------------------------------------------------------------

FORM 3 (CONTINUED)                      TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative | 2. Date Exercisable    |  3. Title and Amount of Securities   |4. Conversion  |5. Ownership |6. Nature of
   Security (Instr. 4) |    and Expiration Date |     Underlying Derivative Securities |   or Exercise |   Form of   |   Indirect
                       |    (Month/Day/Year)    |     (Instr. 4)                       |   Price of    |   Derivative|   Beneficial
                       |                        |                                      |   Derivative  |   Security: |   Ownership
                       |                        |                                      |   Security    |   Direct    |   (Instr. 5)
                       |                        |                                      |               |   (D) or    |
                       |------------------------|--------------------------------------|               |   Indirect  |
                       |            |           |                       | Amount or    |               |   (I)       |
                       | Date       | Expiration|                       | Number of    |               |   (Instr. 5)|
                       | Exercisable| Date      |  Title                | Shares       |               |             |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
Stock Option           | N/A*       | N/A*      | Common Stock          |484,991*      | $15.00        |     D       |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
                       |            |           |                       |              |               |             |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
                       |            |           |                       |              |               |             |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
                       |            |           |                       |              |               |             |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
                       |            |           |                       |              |               |             |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
                       |            |           |                       |              |               |             |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
                       |            |           |                       |              |               |             |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
                       |            |           |                       |              |               |             |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
                       |            |           |                       |              |               |             |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
                       |            |           |                       |              |               |             |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
                       |            |           |                       |              |               |             |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
                       |            |           |                       |              |               |             |
------------------------------------------------------------------------------------------------------------------------------------
Explanation of Responses:

                                                                               Douglas J. Timmerman
                                                                               Chairman of the Board
                                                                               President & Chief Executive Officer     June 25, 2001
                                                                               -------------------------------------   -------------
                                                                               Douglas J. Timmerman      [Title]           Date
                                                                               Signature of Reporting Person(1)

(1) Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).



  Note: File three copies of this form, one of which must be manually signed.
If space provided is insufficient, see Instruction 6 for procedure.


                                                                          Page 2

                           (Print or Type Responses)


*Stock Option Agreement ("Option Agreement") entered into in connection with an Agreement and Plan of Merger dated June 15, 2001 ("Merger Agreement") between Anchor BanCorp Wisconsin Inc. ("Anchor") and Ledger Capital Corp. ("Ledger"). The option granted pursuant to the Option Agreement becomes exercisable upon the occurrence of certain events ("triggering events") as set forth in the Option Agreement and the Merger Agreement. By its terms, the number of shares subject to the Option Agreement shall be limited to 19.9% of the then-issued and outstanding shares of Ledger common stock. As of the date of this Report, none of the triggering events has occurred and, therefore, Anchor disclaims beneficial ownership of all of the securities covered by this Report.